Exhibit 99.5

Amended and Restated
Notification and Control Agreement
(Trust, Custody or Brokerage Accounts)
     THIS AMENDED AND RESTATED NOTIFICATION AND CONTROL AGREEMENT (the “Agreement”) is made this 19th day of November, 2008, by and among HAGEN FAMILY LIMITED PARTNERSHIP (the “Pledgor”), PNC BANK, NATIONAL ASSOCIATION, in its capacity as custodian (the “Custodian”) and PNC BANK, NATIONAL ASSOCIATION, with an office at 901 State Street, Erie, PA 16501, in its capacity as secured party (the “Secured Party”). This Agreement amends and restates and replaces the existing Notification and Control Agreement dated June 25, 2007 among the parties hereto.
     The Pledgor has granted to the Secured Party a security interest in 1,351,350 shares of Erie Indemnity Company Class A Stock held in its securities account No. 55-55-101-4260900 maintained with the Custodian (the “Account”), and all additions, substitutions, replacements, proceeds, income, dividends and distributions thereon (collectively, the “Collateral”), pursuant to, and more particularly described in, an Amended and Restated Pledge Agreement dated on or about the date hereof (as amended, restated or otherwise modified from time to time, the “Pledge Agreement”) from the Pledgor to the Secured Party. The Custodian is in possession of the Collateral pursuant to a certain Investment Advisory Agreement dated December 28, 1989 (the “Custodian Agreement”). Pursuant to the Pledge Agreement, the Secured Party has required the execution and delivery of this Agreement.
     NOW, THEREFORE, for valuable consideration and intending to be legally bound, the parties hereto agree and acknowledge as follows:
     1. Possession of Collateral. The Custodian acknowledges that: (a) the Collateral is in its possession or in possession of a subcustodian or clearing corporation, and (b) the Pledgor’s interest in the Collateral appears on the Custodian’s books and records. The Custodian will treat all of the Collateral as financial assets under Article 8 of the Uniform Commercial Code (as adopted and enacted and in effect from time to time in the State where the Secured Party’s office indicated above is located) (“UCC”).
     2. Notice of Security Interest. The Custodian acknowledges that this Agreement constitutes written notification to the Custodian, pursuant to Articles 8 and 9 of the UCC and applicable federal regulations for the Federal Reserve Book Entry System, of the Secured Party’s security interest in the Collateral. The Pledgor, Secured Party and Custodian are also entering into this Agreement to provide for the Secured Party’s control of the Collateral and to perfect, and confirm the priority of, the Secured Party’s security interest in the Collateral. The Custodian agrees to promptly make all necessary entries or notations in its books and records to reflect the Secured Party’s security interest in the Collateral.
     3. Control. The Custodian, without further consent from the Pledgor, hereby agrees to comply with all entitlement orders, instructions, and directions of any kind originated by Secured Party concerning the Collateral, to liquidate the Collateral as and to the extent directed by the Secured Party and to pay over to the Secured Party all proceeds therefrom to the extent necessary to satisfy the Pledgor’s obligations, without any setoff or deduction.
     4. Trading and Withdrawals. The Custodian agrees that Secured Party is hereby exercising exclusive control over the Collateral and that Custodian will not comply with any entitlement orders or other directions (including trades or withdrawals) concerning the Collateral originated by the Pledgor. Notwithstanding the foregoing, unless directed otherwise by the Secured Party, the Pledgor may receive for its own account all cash dividends and interest on the Collateral.
Form 11F — Multistate Rev. 01/02

     5. Custodian Agreement. The Custodian shall simultaneously send to the Secured Party copies of all notices given and statements and, if requested, confirmations rendered pursuant to the Custodian Agreement and shall notify the Secured Party of the termination of the Custodian Agreement. Notwithstanding anything contained in the Custodian Agreement, so long as the Pledge Agreement remains in effect, neither the Pledgor nor the Custodian shall terminate the Custodian Agreement without thirty (30) days’ prior written notice to the other party and the Secured Party. In the event of any conflict between the provisions of this Agreement and the Custodian Agreement, the provisions hereof shall control. Regardless of any provision in the Custodian Agreement, the State where the Secured Party’s office indicated above is located shall be deemed to be the Custodian’s jurisdiction for the purposes of this Agreement and the perfection and priority of the Secured Party’s security interest in the Collateral. In the event the Custodian no longer serves as custodian for the Collateral, the Collateral shall be transferred (i) to a successor custodian satisfactory to the Secured Party, provided that prior to such transfer, such successor custodian executes an agreement that is in all material respects the same as this Agreement, or (ii) if no satisfactory successor has been designated, then as directed by the Secured Party.
     6. Indemnity.
     (a) The Pledgor shall indemnify and hold the Custodian harmless from any and all losses, claims, damages, liabilities, expenses and fees, including reasonable attorneys’ fees, resulting from the execution of or performance under this Agreement and the delivery by the Custodian of all or any part of the Collateral to the Secured Party pursuant to this Agreement, unless such losses, claims, damages, liabilities, expenses or fees are primarily attributable to the Custodian’s gross negligence or willful misconduct. This indemnification shall survive the termination of this Agreement.
     (b) The Secured Party shall indemnify and hold the Custodian harmless from and against any and all losses, claims, damages, liabilities, expenses and fees (including reasonable attorneys’ fees) arising out of the Custodian’s compliance with any instructions from the Secured Party with respect to the Collateral unless such losses, claims, damages, liabilities, expenses or fees are primarily attributable to the Custodian’s gross negligence or willful misconduct. This indemnification shall survive the termination of this Agreement.
     7. Protection of Custodian. Except as required by Paragraph 4 hereof, the Custodian shall have no duty to require any cash or securities to be delivered to it or to determine that the amount and form of assets constituting Collateral comply with any applicable requirements. The Custodian may hold the securities in bearer, nominee, federal reserve book entry, or other form and in any securities depository or UCC clearing corporation, with or without indicating that the securities are subject to a security interest; provided, however, that all Collateral shall be identified on the Custodian’s books and records as subject to the Secured Party’s security interests and shall be in a form that permits transfer to the Secured Party without additional authorization or consent of the Pledgor. The Custodian may rely and shall be protected in acting upon any notice, instruction, or other communication which it reasonably believes to be genuine and authorized. As between the Pledgor and the Custodian, the terms of the Custodian Agreement shall apply with respect to any losses or liabilities or fees, costs or expenses of such parties arising out of matters covered by this Agreement. The Pledgor agrees that the Custodian will not be liable to the Pledgor for complying with entitlement orders originated by the Secured Party, unless the Custodian (i) takes the action after it is served with an injunction or other legal process enjoining it from doing so issued by a court of competent jurisdiction and has had a reasonable opportunity to act on the injunction or other legal process, or (ii) acts in collusion with the Secured Party in violating the Pledgor’s rights. The Custodian shall have no liability to any party for any incidental, punitive or consequential damages resulting from any breach by the Custodian of its obligations hereunder.
     The Custodian will be excused from failing to act or delay in acting, and no such failure or delay shall constitute a breach of this Agreement or otherwise give rise to any liability of the Custodian, if (i) such failure or delay is caused by circumstances beyond the Custodian’s reasonable control, including but not limited to legal constraint, emergency conditions, action or inaction of governmental, civil or military authority, fire, strike, lockout or other labor dispute, war, riot, theft, flood, earthquake or other natural disaster, breakdown of public or private or common carrier communications or transmission facilities or equipment failure, or (ii) such failure or
Form 11F — Multistate Rev. 01/02

delay resulted from the Custodian’s reasonable belief that the action would have violated any guideline, rule or regulation of any governmental authority.
     8. Termination/Release of Collateral. This Agreement shall terminate automatically upon receipt by the Custodian of written notice executed by two officers of the Secured Party holding titles of Vice President or higher that (a) all of the obligations secured by Collateral have been satisfied, or (b) all of the Collateral may be released, whichever is sooner, and the Custodian shall thereafter be relieved of all duties and obligations hereunder. In addition, any notice from the Secured Party relating to release of all or any portion of the Collateral not permitted by this Agreement without the consent of the Secured Party shall be effective only if executed by two officers of the Secured Party holding titles of Vice President or higher.
     9. Waiver and Subordination of Rights. The Custodian hereby waives its right to setoff any obligations of the Pledgor to the Custodian against any or all cash, securities, financial assets and other investment property held by the Custodian as Collateral, and hereby subordinates in favor of the Secured Party any and all liens, encumbrances, claims or security interests which the Custodian may have against the Collateral, either now or in the future, except that the Custodian will retain its prior lien on the property held as Collateral only to secure payment for property purchased for Collateral and normal commissions and fees relating to the property held as Collateral. The Custodian will not agree with any third party that the Custodian will comply (and the Custodian will not comply) with any entitlement orders, instructions or directions of any kind concerning the Collateral originated by such third party without the Secured Party’s prior written consent. Except for the claims and interests of the Secured Party and the Pledgor in the Collateral, the Custodian does not know of any claim to or interest in the Collateral. The Custodian will use reasonable efforts to promptly notify the Secured Party and the Pledgor if any other person claims that it has a property interest in any of the Collateral.
     10. Expenses. The Pledgor shall pay all fees, costs and expenses (including reasonable fees and expenses of internal or external counsel) of enforcing any of the Secured Party’s rights and remedies upon any breach (by the Custodian or the Pledgor) of any of the provisions of this Agreement.
     11. Notices. All notices, demands, requests, consents, approvals and other communications required or permitted hereunder (“Notices”) must be in writing and will be effective upon receipt. Notices may be given in any manner to which the parties may separately agree, including electronic mail. Without limiting the foregoing, first-class mail, facsimile transmission and commercial courier service are hereby agreed to as acceptable methods for giving Notices. Regardless of the manner in which provided, Notices may be sent to a party’s address as set forth below, or to such other address as any party may give to the others for such purpose in accordance with this section.
     12. Changes in Writing. No modification, amendment or waiver of, or consent to any departure by any party from, any provision of this Agreement will be effective unless made in a writing signed by the parties hereto, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Pledgor in any case will entitle the Pledgor to any other or further notice or demand in the same, similar or other circumstance.
     13. Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
     14. Counterparts. This Agreement may be signed in any number of counterpart copies and by the parties hereto on separate counterparts, but all such copies shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart. Any party so executing this Agreement by facsimile transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission.
Form 11F — Multistate Rev. 01/02

     15. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns; provided, however, that the Pledgor may not assign this Agreement in whole or in part without the Secured Party’s prior written consent and the Secured Party at any time may assign this Agreement in whole or in part.
     16. Governing Law and Jurisdiction. This Agreement has been delivered to and accepted by the Secured Party and will be deemed to be made in the State where the Secured Party’s office indicated above is located. This Agreement will be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the State where the Secured Party’s office indicated above is located, excluding its conflict of laws rules. Each of the parties hereby irrevocably consents to the exclusive jurisdiction and venue of any state or federal court located within the county where the Secured Party’s office indicated above is located.
     17. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS AGREEMENT, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS. EACH PARTY HERETO ACKNOWLEDGES THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.
     WITNESS the due execution hereof as a document under seal, as of the date first written above.

Pledgor’s Address for Notices:	PLEDGOR:

Thomas B. Hagen	HAGEN FAMILY LIMITED PARTNERSHIP
Hagen Family Limited Partnership
5727 Grubb Road
Erie, PA 16506	By:
Thomas B. Hagen
Facsimile Number (814) 899-4189	General Partner

Secured Party’s Address for Notices:	SECURED PARTY:

PNC Bank, National Association	PNC BANK, NATIONAL ASSOCIATION
901 State Street
Erie, PA 16501
Attention: Thomas A. Forish	By:
Facsimile Number (814) 871-9509	Thomas A. Forish
Vice President

Custodian’s Address for Notices:	CUSTODIAN:

PNC Bank, National Association	PNC BANK, NATIONAL ASSOCIATION
901 State Street
Erie, PA 16501
Attention: Jeffrey J. Szumigale	By:
Facsimile Number (814) 871-9314	Jeffrey J. Szumigale
Senior Vice President
Form 11F — Multistate Rev. 01/02